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Morgan Stanley Reports $928 Million in Second Quarter Earnings

NEW YORK, June 22, 2005 -- Morgan Stanley (NYSE:MWD) today reported net income of $928 million for the quarter ended May 31, 2005 -- a decrease of 24 percent from the second quarter of 2004 and 34 percent from the first quarter of 2005. The annualized return on average common equity was 13.1 percent in the current quarter, compared with 18.4 percent in the second quarter of 2004 and 19.7 percent in the first quarter of 2005. Diluted earnings per share were $0.86, a decline of 22 percent from last year’s $1.10 and 33 percent below the first quarter’s $1.29.

The results for the quarter include net expenses of approximately $140 million related to various legal matters. The initiation of settlement discussions in the Parmalat matter, subsequent to our earnings pre-announcement on June 13, accounted for the majority of this amount. The Company did not record any changes to legal reserves regarding the Sunbeam/Coleman matter.

Net revenues (total revenues less interest expense and the provision for loan losses) of $6.0 billion were 9 percent lower than last year’s second quarter and 12 percent below this year’s first quarter. Non-interest expenses of $4.6 billion were 4 percent lower than a year ago and 2 percent below last quarter.

Business Highlights

•	For the first five months of calendar 2005, the Company ranked first in global announced M&A and second in global IPOs. Advisory revenues were the highest in nearly four years.
•	Prime Brokerage achieved record results and its ninth consecutive quarter of revenue growth.
•	Individual Investor Group recorded $3.8 billion in net new domestic retail assets during the quarter.
•	Investment Management exceeded its stated goal of having more than 65 percent of assets in the top half of the Lipper rankings for all time periods.
•	Discover announced a strategic alliance with China UnionPay that will allow Discover cards to be used in China and China UnionPay cards to be used on the PULSE ATM/debit network in the U.S.

1

Philip J. Purcell, Chairman and CEO, said, “Our firm can be proud that despite some difficult markets and trying circumstances we have stayed focused on clients and produced substantial profits for our shareholders.”

For the first six months of 2005, net income was $2,330 million, a 5 percent decrease from $2,449 million a year ago. Net revenues of $12.9 billion were unchanged from a year ago and non-interest expenses of $9.4 billion were up 3 percent. The annualized return on average common equity was 16.4 percent compared to 18.8 percent a year ago. Diluted earnings per share were $2.15 compared to $2.21 a year ago.

INSTITUTIONAL SECURITIES

Institutional Securities posted income before taxes1 of $830 million, down 27 percent from the second quarter of 2004. Net revenues of $3.4 billion were 15 percent lower, reflecting declines in fixed income sales and trading and equity underwriting. The quarter’s pre-tax margin was 25 percent compared with 29 percent a year ago.

•	Advisory revenues were $357 million, up 10 percent from the second quarter of 2004, while industry-wide completed M&A transaction volume fell 18 percent over the same period.[2]
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Underwriting revenues were $378 million, a decline of 33 percent from last year’s second quarter. Fixed income underwriting revenues declined 8 percent from a year ago, compared with a 1 percent increase in industry-wide activity. Equity underwriting revenues fell 54 percent relative to a 31 percent decline in industry-wide activity.[2]

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For the calendar year-to-date, the Company ranked first in announced global M&A with a 36 percent market share, second in global IPOs with a 10 percent market share, fourth in global equity and equity-linked issuances with a 9 percent market share and fourth in global debt issuances with a 6 percent market share.[3]

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Fixed income sales and trading net revenues were $1.3 billion, down 28 percent from a strong second quarter of 2004. Net revenues declined sharply in interest rate & currency products as mixed U.S. economic data resulted in a less favorable interest rate trading environment and lower foreign exchange rate volatility led to a decline in foreign exchange revenues. Compared to a near record second quarter of 2004, commodities net revenues were significantly lower, particularly in North America electricity. Credit products revenues were up slightly as solid results in securitized products offset lower revenues, due to widening credit spreads, in corporate credit products.

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Equity sales and trading net revenues were essentially equal to last year at $1.1 billion. Prime Brokerage had a record quarter driven by growth in client asset balances. Client flows remained steady in cash and derivatives businesses, while trading revenues were weaker.

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The Company’s aggregate average trading VaR was $87 million in the current quarter compared with $72 million in the second quarter of 2004 and $96 million in the first quarter of 2005. The overall increase from last year was largely due to an increase in the interest rate and credit spread VaR.

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Non-interest expenses were $2.5 billion, a 10 percent decrease from a year ago. Compensation expenses were lower due to a decline in net revenues. Non-compensation expenses were unchanged compared to the second quarter of last year. Higher costs associated with increased levels of business activity in the current quarter were offset by an aircraft impairment charge incurred a year ago.

    Represents income from continuing operations before losses from unconsolidated investees, taxes and cumulative effect of an accounting change.
2
    Source: Thomson Financial -- for the periods: March 1, 2004 to May 31, 2004 and March 1, 2005 to May 31, 2005.
3
    Source: Thomson Financial -- for the period January 1, 2005 to May 31, 2005.

INDIVIDUAL INVESTOR GROUP

The Individual Investor Group reported pre-tax income of $118 million compared to $132 million in the second quarter of 2004. The quarter’s pre-tax margin was 10 percent compared with 11 percent a year ago.

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Net revenues of $1.2 billion were up 2 percent from a year ago. Asset management, distribution and administration fees increased 14 percent on higher client asset levels in fee-based accounts. This increase was partially offset by a 12 percent decline in commissions, reflecting lower transaction volumes.

•	Non-interest expenses were up 3 percent from a year ago to $1.1 billion, driven by higher professional services costs reflecting increased sub-advisory fees and consulting expenses.
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Total client assets were $613 billion, a 6 percent increase from last year’s second quarter. Client assets in fee-based accounts rose 14 percent to $165 billion over the past twelve months and increased as a percentage of total client assets to 27 percent from 25 percent over the same period.

•	At quarter-end, the number of global representatives was 10,438 -- a decrease of 33 over the quarter and 284 over the past year.

INVESTMENT MANAGEMENT

Investment Management reported pre-tax income of $175 million, 16 percent lower than last year's $209 million.  The quarter's pre-tax margin was 27 percent compared with 30 percent a year ago.  Excluding results from the Private Equity business, pre-tax income increased by 21 percent over last year and the pre-tax margin increased from 25 percent to 29 percent. Net revenues fell 7 percent to $642 million, reflecting lower Private Equity revenues, partially offset by an increase in revenues generated by higher average assets under management. Non-interest expenses declined 3 percent to $467 million. Assets under management within Investment Management were $416 billion, up $32 billion or 8 percent from the second quarter of last year. The increase over the past year resulted primarily from market appreciation.

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Institutional assets were $217 billion, an increase of $28 billion from a year ago -- reflecting sales of liquidity products and market appreciation. Retail assets of $199 billion were $4 billion higher than a year ago. The increase resulted from market appreciation partly offset by customer out-flows.

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Among full-service brokerage firms, the Company had the highest number of domestic funds (42) receiving one of Morningstar’s two highest ratings.[4]In addition, the percent of the Company’s long-term fund assets performing in the top half of the Lipper rankings was 76 percent over one year, 65 percent over three years, 71 percent over five years and 81 percent over ten years.[5]

CREDIT SERVICES

Credit Services posted pre-tax income of $242 million on a managed basis, down 19 percent from $298 million a year ago. Net revenues of $878 million were flat compared to the second quarter of 2004. A lower provision for loan losses was offset by lower net interest income and lower revenues associated with sales of mortgage loans. Non-interest expenses were higher due to an increase in marketing costs, compensation and PULSE operating expenses. PULSE was acquired during the first quarter of 2005. The quarter’s pre-tax margin was 28 percent compared with 34 percent a year ago.

4
    Full service brokerage firms include: Morgan Stanley, Merrill Lynch, Citigroup and Prudential. As of May 31, 2005.
5
    For the one, three, five and ten year periods ending May 31, 2005.

•
At quarter end, managed credit card loans of $46.8 billion were equal to a year ago. Net interest income fell $108 million from a year ago, reflecting a tighter interest rate spread, which contracted 110 basis points to 7.96 percent, as a result of both a lower yield and a higher cost of funds.

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Managed merchant, cardmember and other fees were $486 million, up 4 percent from last year, primarily due to higher merchant discount and transaction processing revenues, partially offset by lower overlimit fees and higher cardmember rewards.

•	Transaction volume increased 4 percent to $25.4 billion, reflecting record sales partially offset by lower balance transfer activity.
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The managed credit card net charge-off rate for the second quarter was 4.94 percent, 154 basis points below a year ago -- and its lowest level in four years. The decrease reflects the significant improvement in the card portfolio’s credit quality.

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The managed credit card over-30-day delinquency rate was 3.90 percent, a decrease of 98 basis points from the second quarter of 2004, and lower than any time since 1988. The managed credit card over-90-day delinquency rate was 1.83 percent, 57 basis points lower than a year ago.

OTHER MATTERS

On April 4, 2005, the Company announced that its Board of Directors authorized management to pursue a spin-off of Discover Financial Services. The Company continues to analyze the merits of a spin-off, with focus on how to ensure the transaction enhances overall shareholder value and positions Discover as a stand-alone public company.

As of May 31, 2005, the Company repurchased approximately 41 million shares of its common stock since the end of fiscal 2004. The Company also announced that its Board of Directors declared a $0.27 quarterly dividend per common share. The dividend is payable on July 29, 2005, to common shareholders of record on July 15, 2005.

Total capital at May 31, 2005 was $113.9 billion, including $31.2 billion of common shareholders’ equity and junior subordinated debt issued to capital trusts. The Company currently allocates approximately $4.3 billion in shareholders’ equity to Discover. The Company does not currently anticipate the need to increase Discover’s capital by more than 10 percent to support it as a stand-alone business if a spin-off is completed. Book value per common share was $26.07, based on 1.1 billion shares outstanding.

Morgan Stanley is a global financial services firm and a market leader in securities, investment management and credit services. With more than 600 offices in 28 countries, Morgan Stanley connects people, ideas and capital to help clients achieve their financial aspirations.

A financial summary follows. Additional financial, statistical and business-related information, as well as information regarding business and segment trends, is included in a Financial Supplement. Both the earnings release and the Financial Supplement are available on-line at www.morganstanley.com

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(See Attached Schedules)

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management’s current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. In particular, the Company’s ability to effect the proposed separation of the Company’s Credit Services business and the capitalization of the Credit Services business following the proposed separation may differ materially from the forward-looking statements. For a discussion of additional risks and uncertainties that may affect the future results of the Company, including the Credit Services business, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Regulation” in Part I, Item 1 and “Certain Factors Affecting Results of Operations” in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2004 (the “2004 10-K”) and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2005 (the “First Quarter 2005 10-Q”) and other items throughout the 2004 10-K and First Quarter 2005 10-Q.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	May 31, 2005	May 31, 2004	Feb 28, 2005	May 31, 2004	Feb 28, 2005	May 31, 2005	May 31, 2004	Change

Net revenues
Institutional Securities	$3,357	$3,947	$3,985	(15%)	(16%)	$7,342	$7,451	(1%)
Individual Investor Group	1,228	1,209	1,238	2%	(1%)	2,466	2,420	2%
Investment Management	642	690	696	(7%)	(8%)	1,338	1,332	--
Credit Services	878	879	996	--	(12%)	1,874	1,837	2%
Intersegment Eliminations	(66)	(75)	(69)	12%	4%	(135)	(149)	9%
Consolidated net revenues	$6,039	$6,650	$6,846	(9%)	(12%)	$12,885	$12,891	--

Income before taxes (1)
Institutional Securities	$830	$1,135	$1,045	(27%)	(21%)	$1,875	$2,318	(19%)
Individual Investor Group	118	132	353	(11%)	(67%)	471	298	58%
Investment Management	175	209	287	(16%)	(39%)	462	379	22%
Credit Services	242	298	380	(19%)	(36%)	622	663	(6%)
Intersegment Eliminations	25	29	24	(14%)	4%	49	58	(16%)
Consolidated income before taxes	$1,390	$1,803	$2,089	(23%)	(33%)	$3,479	$3,716	(6%)

Earnings per basic share: (2)
Income from continuing operations	$0.88	$1.13	$1.25	(22%)	(30%)	$2.14	$2.27	(6%)
Discontinued operations	$-	$-	$0.01	--	*	$0.01	$-	*
Cumulative effect of accounting change (3)	$-	$-	$0.05	--	*	$0.05	$-	*
Earnings per basic share	$0.88	$1.13	$1.31	(22%)	(33%)	$2.20	$2.27	(3%)

Earnings per diluted share: (2)
Income from continuing operations	$0.86	$1.10	$1.23	(22%)	(30%)	$2.09	$2.21	(5%)
Discontinued operations	$-	$-	$0.01	--	*	$0.01	$-	*
Cumulative effect of accounting change (3)	$-	$-	$0.05	--	*	$0.05	$-	*
Earnings per diluted share	$0.86	$1.10	$1.29	(22%)	(33%)	$2.15	$2.21	(3%)

Average common shares outstanding
Basic	1,053,812,487	1,082,211,511	1,069,097,162			1,061,632,036	1,080,776,922
Diluted	1,079,811,172	1,110,357,415	1,090,166,326			1,084,988,764	1,108,270,257
Period end common shares outstanding	1,086,652,691	1,098,127,106	1,103,263,369			1,086,652,691	1,098,127,106

Return on common equity	13.1%	18.4%	19.7%			16.4%	18.8%

(1)	Represents consolidated income from continuing operations before losses from unconsolidated investees, taxes, dividends on preferred securities subject to mandatory redemption and cumulative effect of accounting change.
(2)	Summation of the quarters' earnings per common share may not equal the annual amounts due to the averaging effect of the number of shares and share equivalents throughout the year.
(3)	Represents the effects of the adoption of SFAS 123(R) in the first quarter of fiscal 2005.
Note:	Certain reclassifications have been made to prior period amounts to conform to the current presentation.